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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                    APRIL 1, 2002

DOCUMENTUM PUBLIC RELATIONS CONTACT:     DOCUMENTUM INVESTOR RELATIONS CONTACT:
Bonnie Harris                            Patricia Menchaca
B3 Communications                        Documentum
(415) 332-5816                           patricia.menchaca@documentum.com
bharris@b3communications.com

       DOCUMENTUM ANNOUNCES PROPOSED OFFERING OF SENIOR CONVERTIBLE NOTES

PLEASANTON, CALIF. --APRIL 1, 2002 - Documentum, Inc. (Nasdaq: DCTM), the leading enterprise content management provider, today announced that it intends to offer $100 million of senior convertible notes for sale ($115 million if an option for an additional $15 million is exercised in full), subject to market and other conditions. The notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933. It is expected that the notes, which will be convertible into shares of Documentum stock at a price to be determined, will be due in 2007. The notes will be redeemable at Documentum's option beginning in 2005.

The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and possible future acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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